Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

BROADCOM TECHNOLOGIES INC.

FIRST

The name of the corporation (the “Corporation”) is Broadcom Technologies Inc.

SECOND

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is The Corporation Service Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.

FOURTH

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which are Common Stock with a par value of $0.001.

FIFTH

The name and mailing address of the sole incorporator is:

Brian Lewis

c/o Latham & Watkins LLP

140 Scott Drive Menlo Park,

California 94025

SIXTH

In furtherance and not in limitation of the powers conferred by statute, it is further provided that:

1.	The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.	The Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation.

SEVENTH

Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall be indemnified by the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

NINTH

(A)    The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

(B)    Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

TENTH

Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the bylaws of the Corporation, by the DGCL or other applicable law, or by any contract or agreement to which the Corporation is or may become a party, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of January, 2018.

/s/ Brian Lewis
Brian Lewis
Sole Incorporator